Alpine Aviation Secures New Cargo Contract in Hawaiian Islands
Alpine Could Double its Revenue with New Contract

PROVO, Utah-- (BUSINESS WIRE) Tuesday, April 13, 2004--Alpine Aviation, a subsidiary of Alpine Air Express, Inc. (ALPE), the third largest regional cargo airline and transportation logistics company in the US, with a fleet of 29 airplanes and annual sales of $10M+, has been awarded a new multi-year contract by the U. S. Postal Service. The new contract will begin service on April 24, 2004. The service, including routes throughout the Hawaiian Islands, marks a new region of operation for Alpine Air. The Company expects to more than double its current level of revenue, which should return the Company to profitability.

Gene Mallette, chairman and CEO of Alpine Air commented: "With our newly purchased aircraft, and our new multi year contract with the Postal Service in place, we are excited to continue our route expansion program. Additionally, we look forward to the opportunity to more than double our current level of revenue. The contract awards we now have in place, coupled with additional business from our first officer programs, and our aircraft service and maintenance center, should surpass our strongest revenue year. Our management team intends to continue its efforts to secure further contracts with our existing customers, as well as new customers. Our goal is to continue our high level of service, while providing cost-effective air cargo solutions.
Our further commitment to become the number one regional air-cargo carrier, requires our Company to consider opportunities throughout the United States, and to the extent we are able, the world. This new contract in the Hawaiian Islands indicates our willingness to expand our operation to wherever it makes good financial sense."

Founded in 1975, Alpine Aviation, a wholly owned subsidiary of Alpine Air Express Inc., provides competitively priced scheduled air cargo flights throughout the western and southwestern United States. The Company has an established client base that includes various contract operations and the U.
S. Postal Service. Alpine Aviation provides superior "on time" performance and reliability, together with the flexibility to adapt quickly to the growing frequency and capacity requirements of its clients.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, realization of U.S.P.S. projected volumes, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:
Alpine Air Express Inc., Provo
Michael Dancy, 801-746-3570
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